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                                                                    EXHIBIT 10.8

                         EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the "Agreement") is entered into by and between Stentor, Inc. (the "Company") and Jeffrey Often (the "Executive"), and is effective as of February 17, 2004.

      1. POSITION, DUTIES AND RESPONSIBILITIES. Effective February 17, 2004, the Executive has been employed as the Company's Chief Executive Officer. As Chief Executive Officer, Executive will perform the duties customarily associated with this position and such other duties assigned by the Company. Executive will work at the Company's Brisbane, California headquarters. The Company retains the discretion to modify Executive's position and duties from time to time without a written modification of this Agreement.

      2.    COMPENSATION AND EMPLOYEE BENEFITS.

            (a) BASE SALARY. Executive's base salary will be Twenty-Five Thousand Five Hundred Dollars ($25,500) per month which is Three Hundred and Six Thousand Dollars ($306,000) annualized, less standard payroll deductions and required withholdings, paid according to the Company's regular payroll schedule and procedures. Executive will be considered for increases in base salary, as determined in the sole discretion of the Company.

            (b) DUAL RESIDENCE COMPENSATION. Executive acknowledges and agrees that his base salary includes Three Thousand Dollars ($3,000) per month intended to help offset the cost to Executive of local housing in the San Francisco Bay Area; and further agrees that, if Executive establishes a permanent residence in the San Francisco Bay Area, Executive will no longer be entitled to receive the $3,000 per month and that Executive's base salary will be reduced accordingly. Further, in an effort to accommodate the fact that Executive will maintain residences on the East Coast, by the most affordable direct flight the Company will reimburse Executive for one round trip flight per month to the East Coast; provided further that Executive agrees to help minimize the associated cost by combining the East Coast trips with business travel when it is practical to do so.

            (c) ANNUAL BONUS. Executive will have a bonus target of One Hundred Twenty Five Thousand Dollars ($125,000) per year based on a combination of Company and personal deliverables, payable after the fiscal close. Specifically, for each year 70% of the payout will be based on the then applicable annual executive bonus plan (to be determined by the Company in its sole discretion), with the payout to be determined in a manner consistent with such determination for the Company's other executives, and 30% will be based on mutually agreed upon personal objectives for Executive for each year, with the determination of whether such objectives have been achieved and the amount of such payout to be reasonably determined by the Company. Any bonus payments will be subject to payroll deductions and required

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withholdings. If Executive is not employed at the time any bonus is to be paid he will not have earned the bonus, and no partial or pro-rata bonus will be earned or paid. For 2004 the annual bonus target payout to Executive will reflect a pro-rata deduction based on his employment start date of February 17, 2004.

            (d) STOCK OPTION GRANTS. Pursuant to the Company's 2001 Incentive Stock Plan 1996 (the "Plan"), on February 17, 2004 the Company granted Executive
(i) an incentive stock option to purchase 147,780 shares of the Company's common stock and (ii) a nonstatutory stock option to purchase 352,220 shares of the Company's common stock (collectively the "Options"), at an exercise price of $2.03 per share. The Options are subject to the terms and conditions of the Plan, any amendments thereto, and Executive's stock option agreements entered in connection therewith.

            (e) EMPLOYEE BENEFITS. Executive shall remain eligible for the following standard benefits: medical, dental and vision insurance, flexible reimbursement accounts, short and long-term disability insurance, life insurance, and the Company's 401(k) plan. Executive will be eligible for ten paid Company holidays per year and for 15 PTO days a year in accordance with the Company's PTO policy. Details about these benefits are set forth in the Company handbook and summary plan descriptions available for Executive's review. The Company may, in its discretion, modify Executive's compensation and benefits from time to time, as it deems necessary, and the Company may, in its discretion, change the level of benefits it provides to employees from time to time, as it deems advisable for the workforce.

      3.    OTHER ACTIVITIES DURING EMPLOYMENT; NON-SOLICITATION.

            (a) Except as permitted by Section 3(c) below or with the prior written consent of the Company, Executive will not during Executive's employment undertake or engage in any other employment, occupation or business enterprise. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive's job duties. The Company hereby gives its consent for Executive to continue as Chairman of Ardais Corporation, provided the time commitment is no more than one day per quarter. To the extent inconsistent with this Section 3, the first sentence of section 4 ("Additional Activities") of that certain Employee Proprietary Information and Inventions Agreement ("Proprietary Information Agreement") between Executive and the Company, signed by Executive on February 17, 2004, is hereby superseded.

            (b) Except as permitted by Section 3(c) below, during Executive's employment, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, or its business or prospects, financial or otherwise.

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            (c) During the term of Executive's employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, employee, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership, or other entity which develops, licenses, distributes and/or markets software and/or systems for the management of digital medical images, which could be either stand-alone systems or integrated into broader systems, including, but not limited to, Picture Archiving and Communications Systems, image display systems, image distribution systems and/or image archiving systems, anywhere in the world, provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any entity, so long as Executive's direct holdings in any one such corporation do not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

            (d) Executive acknowledges that, because of Executive's position in the Company, Executive will have access to material intellectual property and confidential information. During the term of Executive's employment by the Company and for one (1) year thereafter, in addition to Executive's other obligations hereunder or under the Proprietary Information Agreement (as defined below), Executive shall not, for Executive's self or any third party, directly or indirectly:

                  (i) divert or attempt to divert from the Company any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, members, business partners or suppliers, or

                  (ii) solicit or otherwise induce any person employed by the Company to terminate his or her employment.

      4. COMPANY POLICIES; PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. AS a Company employee, Executive will be expected to abide by Company rules and policies. As a further condition of Executive's continued employment, Executive agrees to continue to abide by Executive's obligations under his Proprietary Information Agreement.

      5. INDEMNIFICATION AGREEMENT. Executive's Indemnification Agreement with the Company dated______, 2004 is unaffected by this Agreement.

      6.    AT-WILL EMPLOYMENT RELATIONSHIP; OTHER TERMINATIONS.

            (a) AT-WILL EMPLOYMENT. Executive's employment with the Company shall be "at will" at all times. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice. Upon and after such termination, all obligations of the Company under this Agreement shall cease, unless the Company terminates Executive without Cause (as defined below) or the Executive resigns

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with Good Reason (as defined below), in which case the Company will provide
Executive with the Severance Benefits as described in Section 7.

            (b) DEATH. Executive's employment shall terminate automatically upon Executive's death. The Company shall pay to Executive's beneficiaries or estate, as appropriate, any compensation then due and owing. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive's heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

            (c) DISABILITY. If Executive becomes eligible for the Company's long term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety
(90) consecutive days or more than one hundred and twenty days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Executive's employment. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive's rights under any disability plan in which Executive is a participant.

      7. SEVERANCE BENEFITS FOR TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON. If the Company terminates Executive's employment without Cause (as defined below), as determined in good faith by the Board, or Executive resigns from his employment with Good Reason (as defined below), provided that Executive executes and delivers the Release Agreement, attached hereto as Exhibit A (the "Release Agreement") in accordance with Section 7(e) and such Release Agreement is not revoked, Executive will receive the following as Executive's sole severance benefits (collectively, the "Severance Benefits"):

            (a) SALARY CONTINUATION. Executive will continue to receive Executive's base salary at the same rate in effect as of the termination/resignation effective date, paid on the Company's standard payroll dates for the Severance Period (as defined below), subject to standard payroll deductions and required withholdings.

            (b)COBRA PREMIUMS. If Executive timely elects to continue Executive's Company-provided group health insurance coverage pursuant to the federal COBRA law, the Company will reimburse Executive for the cost of such COBRA premiums so that Executive may continue health insurance coverage, at the same level Executive maintains as of the employment termination/resignation date, through the end of the Severance Period, or until such time as Executive qualifies for health insurance benefits through a new employer, whichever occurs first. The reimbursement shall be for 100% of Executive's COBRA premiums, as well as for Executive's eligible dependents' COBRA premiums, and the coverage to be provided on this basis shall be health and dental coverage.

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            (c) ACCELERATION OF STOCK OPTIONS WITHOUT CHANGE IN CONTROL. As of
the termination/resignation date Executive will receive accelerated vesting of the Options equal to the amount of shares that would have vested in the Severance Period, defined below, had Executive remained employed during that time.

            (d) ACCELERATION OF STOCK OPTIONS WITH CHANGE IN CONTROL. Notwithstanding Section 7(c), if the termination/resignation occurs within six
(6) months after there has been a Change in Control, defined below, then fifty percent (50%) of the then remaining unvested shares of the Options will accelerate as of the termination or resignation date (beginning with the earliest of such shares that would have vested with future service). If this
Section 7(d) applies, it will substitute for, and not be in addition to, the acceleration described in Section 7(c).

            (e) RELEASE AGREEMENT. As a condition of and prior to the Company's provision of any of the Severance Benefits set forth in Sections 7(a) through
(d), Executive must execute, deliver and make effective the Release Agreement (attached as Exhibit A) on or after the employment termination/resignation date. In the event Executive revokes any part of the Release Agreement, the Company will not provide any of the Severance Benefits to Executive.

            (f) DEFINITION OF CAUSE. For purposes of this Agreement, "Cause" means the occurrence of any one or more of the following: (i) Executive's conviction of, or plea of guilty or no contest with respect to, any felony or crime involving fraud, dishonesty or moral turpitude; (ii) Executive's participation in a fraud or act of dishonesty against the Company that results in material harm to the business of the Company; (iii) Executive's intentional, material breach of any contract or agreement between Executive and the Company, including but not limited to this Agreement and Executive's Proprietary Information Agreement, or Executive's breach of any statutory duty that Executive owes to the Company, but only if Executive does not correct such breach (if curable) within thirty (30) days after written notice thereof has been provided to Executive; (iv) Executive's commission of an act of unlawful harassment or discrimination; (v) Executive's willful refusal to implement or follow a lawful policy or directive of the Company or the Board, but only if Executive does not correct such action within thirty (30) days after written notice thereof has been provided to Executive, or (vi) a demonstrated and continued pattern of Executive's substantial nonperformance of employment (other than due to Executive's illness or because the requested conduct would subject Executive to criminal penalties or would violate applicable federal, state or local law, ordinance or regulation), as determined by the Board in good faith, but only if Executive does not correct such nonperformance within thirty (30) days after a written notice has been provided to Executive that identifies Executive's acts of substantial nonperformance of Executive's duties.

            (g) DEFINITION OF GOOD REASON. "Good Reason" for Executive's resignation shall mean resignation by Executive of his employment within 30 days of any of the following actions being taken by the Company: (i) the Company requiring that Executive relocate to a

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worksite that is more than 50 miles from the Company's current office, unless such relocation is in, or within 50 miles from, the city limits of Boston, Massachusetts or Executive accepts such a relocation opportunity; (ii) the Company significantly and materially reducing Executive's position, duties or responsibilities without Executive's approval, provided that Executive must give the Company reasonable notice in writing of such circumstances and an opportunity to cure same and, provided further, that in the event of a Change in Control it shall not be Good Reason if, following the effective date of the Change in Control, either (a) the Company is retained as a separate legal entity or business unit and Executive holds the same position, duties and responsibilities in such legal entity or business unit as Executive held before such effective date or (b) Executive holds a position with duties and responsibilities comparable (though not necessarily identical, in view of the relative sizes of the Company and the entity involved in the Change in Control) to the position, duties and responsibilities of Executive prior to the effective date of the Change in Control; or (iii) the Company materially reducing Executive's compensation or benefits, measured against such compensation or benefits as of the date Executive started his employment with the Company, unless such reduction is made pursuant to an across the board reduction applicable to senior executives of the Company.

            (h) DEFINITION OF CHANGE IN CONTROL. A sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company; or any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which holders of the capital stock of the Company immediately prior to such consolidation, merger or reorganization, hold securities representing less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or any transaction or series of related transactions involving the transfer of the Company's voting securities (other than to an underwriter of the Company's securities) pursuant to which a person or group of affiliated persons would, immediately following the closing of such transaction(s), hold 50% or more of the outstanding voting power of the Company (any such transaction, a "Change in Control"), provided that a Change in Control shall not include (i) any consolidation or merger effected exclusively to change the domicile of the Company, or (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

            (i) DEFINITION OF SEVERANCE PERIOD. For purposes of this Agreement, the "Severance Period" is defined as a six (6) month period if Executive's employment is terminated or he resigns prior to February 17, 2005; assuming Executive's employment continues thereafter, the Severance Period shall increase by one month on each annual anniversary of Executive's employment, provided that the Severance Period shall not be greater than a total of twelve (12) months.

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      8.    TERMINATION OF SEVERANCE BENEFITS. The Company's obligations, and
Executive's rights to continued Severance Benefits pursuant to Sections 7(a) through (c) shall cease immediately in the event that during the Severance Period Executive:

            (a) breaches Executive's obligations under Executive's Proprietary Information Agreement or this Agreement, including without limitation the obligations set forth in Section 3; or

            (b) directly or indirectly, whether as an officer, director, employee, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engages in, becomes financially interested in, is employed by or has any business connection with any stand-alone business, or any business residing within a corporation or any other entity, which develops, licenses, distributes and/or markets software and/or systems for the management of digital medical images, which could be either stand-alone systems or integrated into broader systems, including, but not limited to, Picture Archiving and Communications Systems, image display systems, image distribution systems and/or image archiving systems, anywhere in the world; provided, however, that anything above to the contrary notwithstanding, Executive may (x) own, as a passive investor, securities of any entity, so long as Executive's direct holdings in any one such corporation do not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation, and (y) work for an entity that engages in the prohibited activity set forth above if: (1) Executive works in a separate and distinct business department, division or unit that does not directly or indirectly engage in such prohibited activity; (2) Executive does not provide services for the benefit of or support the business department, division or unit that engages in such prohibited activity; and (3) Executive does not directly or indirectly provide information on the Company's business to the business department, division or unit that engages in such prohibited activity.

      9.    TERMINATION OBLIGATIONS.

            (a) COOPERATION. Upon termination of Executive's employment, Executive shall, effective immediately, automatically and without further action be deemed to no longer hold any offices or directorships with the Company. Following any termination or resignation of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in making himself available to the Company or its counsel in connection with the defense of any action brought by any third party against the Company that relates to Executive's employment by the Company.

            (b) CONTINUING OBLIGATIONS. Executive acknowledges, understands and agrees that Executive's obligations under Section 3(d) (Non-Solicitation),
Section 8 (Termination of Severance Benefits), Section 9 (Termination Obligations) and Section 10

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(Arbitration) shall survive the termination of Executive's employment for any reason and the termination of this Agreement.

      10. ARBITRATION. Executive and the Company hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Executive and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the employment or the termination of employment of Executive shall be resolved by final and binding arbitration. Except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA Rules").

      Claims subject to arbitration shall include, without limitation: contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. However, claims for unemployment benefits, workers' compensation claims, and claims under the National Labor Relations Act shall not be subject to arbitration.

      A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law. The arbitrator shall have the authority to rule on a motion to dismiss and/or summary judgment by either party, and the arbitrator shall apply the standards governing such motions under the California Code of Civil Procedure.

      Either the Company or Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit of claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. Moreover, either party may seek provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure in a court of competent jurisdiction for any claim or controversy arising out of or related to the unauthorized use, disclosure, or misappropriation of the confidential and/or proprietary information of either party.

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      All arbitration hearings under this Agreement shall be conducted in San
Francisco, California, unless otherwise agreed by the parties. The arbitration provisions of this Arbitration Agreement shall be governed by the Federal Arbitration Act. In all other respects, this Arbitration Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.

      Each party shall pay its own costs and attorney's fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys' fees. In that case, the arbitrator may award reasonable attorneys' fees and costs to the prevailing party as provided by law. The costs and fees of the arbitrator shall be paid by the Company.

      If any provision of this Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. The parties' obligations under this Agreement shall survive the termination of Executive's employment with the Company and the expiration of this Agreement.

      The Company and Executive understand and agree that this Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between the parties, and the parties agree that this Agreement supersedes all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this agreement. The parties also agree that the terms of this Agreement cannot be revoked or modified except in a written document signed by both Executive and an officer of the Company.

      THE PARTIES ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.

      11.   ASSIGNMENT; BINDING EFFECT.

            (a) ASSIGNMENT. Executive's performance hereunder is personal, and Executive agree that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

            (b) BINDING EFFECT. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and Executive's heirs, devisees, spouse, legal representatives and successors.

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      12.   NOTICES. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive's address. Notice of change of address shall be effective only when done in accordance with this paragraph.

      Company's notice address:

      Stentor, Inc.
      500 Marina Boulevard
      Brisbane, CA 94005

      Executive's notice address:

      Jeffrey Otten
      P.O. Box RR1-Box 4765
      Edgartown, Massachusetts 02539
      (for United States mail)

      18 Wood Duck Way
      Oakbluff, Massachusetts 02557
      (for overnight courier service)

      13. COMPLETE AGREEMENT. This Agreement, including its exhibits and Executive's Proprietary Information Agreement, constitute the complete, final and exclusive embodiment of Executive's employment agreement with the Company. In entering into this Agreement, neither party is relying upon any promise or representation, written or oral, on any subject concerning the Company or concerning Executive's employment with the Company other than those expressly contained or referenced as applicable herein. This Agreement supersedes that certain offer letter agreement between Executive and the Company dated January 8, 2004 and, except as stated herein, any other agreements or promises made to Executive by anyone, whether oral or written. This Agreement may not be amended or modified except by a written instrument signed by Executive and a duly authorized officer of the Company. This Agreement will be construed and interpreted in accordance with the laws of the State of California. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be modified so as to render valid and enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement may be delivered by telefacsimile and may be

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executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same agreement.

      14. ACKNOWLEDGEMENT. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THIS AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE'S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

STENTOR, INC.                        EXECUTIVE

By: /s/ Davidi Gilo                  /s/ Jeffrey Otten
   -----------------------------     ----------------------------------
   DAVIDI GILO                       JEFFREY OTTEN
   CHAIR, BOARD OF DIRECTORS

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

                                    EXHIBIT A

                                RELEASE AGREEMENT

       (TO BE SIGNED ON OR AFTER EXECUTIVE'S EMPLOYMENT TERMINATION DATE)

I, Jeffrey Otten, understand that my employment with Stentor, Inc. (the "Company") terminated effective ______________________________, 200___ (the
"Separation Date"). The Company has agreed that if I choose to sign, and do not revoke any part of, this Release Agreement ("Release"), upon the Effective Date of this Release, the Company will pay me certain severance benefits (the "Severance Benefits") pursuant to Section 7 of the Executive Employment Agreement, dated February 17, 2004, between myself and the Company (the "Agreement") to which this Release is attached. I understand that I am not entitled to such benefits unless I sign this Release and return it to the Company and do not revoke this Release on or prior to the Effective Date (as defined below). I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and paid time off through the Separation Date, to which I am entitled by law.

In consideration for the Severance Benefits I am receiving under the Agreement, as described therein, except for any rights I have under the Agreement to obtain the Severance Benefits, I hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors and affiliates, and its and their directors, officers, employees, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment;
(b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended). Notwithstanding the release in the preceding sentence, I shall not hereby surrender any right I may have to indemnification by the Company pursuant to the bylaws of the Company or applicable law.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:

      "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

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If I am age forty (40) or older on the Separation Date, I further acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act (as amended) ("ADEA") and that the consideration given for the waiver and release in the preceding paragraphs hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised hereby that I have the right to consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it before the end of the consideration period); (d) I have seven (7) days after I sign this Release to revoke it; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Release, provided that I have returned this Release to the Company by that time (the "Effective Date ").

If I am under the age of forty (40) on the Separation Date, I acknowledge that this Release shall become effective on the date that the signed release is received by the Company (the "Effective Date").

I accept and agree to the terms and conditions of this Release as stated above:

____________________________________  _________________________________________
Jeffrey Otten                         Date

Accepted by:

STENTOR, INC.

By: _______________________________
Name: _____________________________
Title: ____________________________

THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

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